Exhibit 10.2
Borrower Agreement
The following terms constitute a binding agreement (the “Agreement”) between you and LendingClub Corporation, a Delaware corporation (“LendingClub,” “we,” or “us”). BY ELECTRONICALLY SIGNING THE AGREEMENT, YOU HAVE SIGNIFIED YOUR AGREEMENT TO THESE TERMS. Under this Agreement, you agree to apply for one or more installment loans from our designated lender, WebBank, a Utah-chartered industrial bank (“WBK”), through the web site lending platform at www.Lendingclub.com, including any subdomains thereof (the “Site”), operated by us. These terms affect your rights and you should read them carefully and print a copy for your records. Your agreement to these terms means you agree to borrow and repay the money if any of your loans are funded, consent to our privacy policy, agree to transact with us electronically, and agree to have any dispute with us resolved by binding arbitration.
1. Registration as a Borrower Member. You are applying to register with us as a borrower member on the Site. Registration as a borrower member lets you post qualifying loan requests on the Site and obliges you to accept any resulting loans that satisfy such requests, subject to your right to cancel your loan request before closing as set forth in Section 3 below. Registration on the Site as a borrower member is restricted to individuals who satisfy WBK’s credit policy. Under WBK’s current credit policy, your Fair Isaac Corporation (“FICO”) score must be greater than 640 and you must meet other credit criteria in order for you to be eligible to apply for a loan. If for any reason you do not qualify or you later cease to qualify for a loan from WBK, if, for example, your FICO score from any consumer reporting agency falls below 640, we or WBK may terminate your loan request and deny your ability to make additional loan requests. Even if your FICO score is higher than 640, we or WBK may nevertheless terminate your registration or loan request based on WBK’s other credit criteria such as debt-to-income ratio or other information in your credit report.
2. Account Verification. You authorize us to initiate a debit entry to your bank account in an amount of $0.01 to $0.99 for account verification purposes through the ACH network. We will reverse this debit following verification and no funds will be removed from your account. You understand that if we are unable to verify your bank account for any reason, we will cancel your application and your loan request will not be posted on the Site.
3. Authorization to Obtain Credit Report. You authorize us to obtain consumer reports on you from one or more consumer reporting agencies, such as TransUnion, Experian or Equifax. We may use your credit reports for authentication and to apply WBK’s credit policy for credit scoring, making credit decisions, and related purposes. You authorize us to verify information in your credit reports, and you agree that we may contact third parties to verify any such information. We and WBK may require and obtain a credit report from one or more consumer reporting agencies each time you request a loan or during the processing or closing of a loan or the resale of any associated Member Payment Dependent Notes (“MPDNs”). You also direct us to provide on your behalf certain elements of your application, as well as consumer report information, but not including your name, to users of the Site registered as lender members (“Lender Members”). You understand that Lender Members may use this information in making decisions whether to commit funds to the purchase of certain MPDNs that we may issue to Lender Members who direct us to fund your loan request. Such decisions, in turn, may assist WBK in making loan-related decisions.
4. Loan Requests. To the extent you become and remain a registered borrower member, you may post a qualifying loan request on the Site in the amount of $1,000 to $25,000. You may not post more than one loan request on the site at a time and you may not have more than two loans outstanding at any given time. Your loan request must include all information required by us and WBK. Any qualifying loan requests you post may remain as an active listing on the Site for up to 14 days. If your loan request attracts enough funding offers in accordance with your agreement with WBK, then your loan will close unless you notify us in writing of your election to terminate your loan request sufficiently far in advance of loan closing for us to direct WBK to cancel the loan and for WBK to cancel the transfer of the loan proceeds to your designated account. Full or partial funding of your loan request may be available before the expiration of the 14-day period set forth above but in no event shall we be obligated to notify you of the date upon which your loan may or will fund. Funding of any loans you receive will proceed as described in your Loan Agreement with WBK.
5. Limited Power of Attorney. As a condition to registering as a borrower member on the Site, you hereby grant us a limited power of attorney and appoint us and/or our designees as your true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for you and in your name, place and stead, in any and all capacities, to complete and execute one or more promissory notes in the form appended to your Loan Agreement with WBK (each, a “Note”) representing in the aggregate the total principal amount you accept, and the terms, of each loan made to you by WBK in accordance with the disclosures made to you about such loan, with the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such power as fully to all intents and purposes as you might or could do in person (“Power of Attorney”). This Power of Attorney is limited solely to the purpose described above and will expire automatically upon the earlier of (i) the execution of the Notes by us on your behalf or (ii) the termination or expiration of your loan request posted on the Site. You may revoke the Power of Attorney at any time before the funds representing your loan proceeds are transferred to your designated account and the Notes are executed on your behalf by contacting us in accordance with Section 7, Communications. Once the Notes have been signed by LendingClub acting as your attorney-in-fact, however, they are deemed executed on your behalf and the executed Notes shall be your valid and binding obligations thereafter. If you choose to revoke the Power of Attorney prior to execution of Notes, we will be unable to proceed with processing your loan request and your pending loan requests will be considered withdrawn, and your registration as a borrower member on the Site will be terminated. In such event, we will remove any loan requests you have posted on the Site and you may be prohibited from posting additional qualifying loan requests in the future in our discretion.
6. Origination Fee. If your loan request results in a loan, you must pay us a non-refundable origination fee. The amount of the fee ranges from 0.75% to 3% of the loan amount, or such lesser amount as may be provided by applicable law, depending on your credit profile. This fee will be deducted from your loan proceeds, so the loan proceeds delivered to you will be less than the full amount of your loan request. You acknowledge that the origination fee will be considered part of the principal on your loan and is subject to the accrual of interest.
7. Loan Servicing. You acknowledge and agree that LendingClub shall serve as the loan servicer for any and all loans you receive but that LendingClub may delegate servicing to another entity. As loan servicer, LendingClub will administer and collect on your loans. LendingClub will maintain all Notes representing your loans in electronic form and shall make all such Notes available to you for review on the Site.
8. Communications. You agree not to communicate with the lender members who purchase MPDNs corresponding to your loans except anonymously and publicly through posting on the Site. Subject to Section 15, you will send any inquiries, requests for deferment or forbearance, or other communications regarding your loans by email to support@lendingclub.com or by regular mail to LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department.
9. Other Borrower Obligations. You agree that you will not, in connection with your loan request: (i) make any false, misleading or deceptive statements or omissions of fact in your listing, including but not limited to in the loan title, or in your loan description; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself; (iii) give to or receive from, or offer or agree to give to or receive from any LendingClub member or other person any fee, bonus, additional interest, kickback or thing of value of any kind except in accordance with the terms of your loan; (iv) represent yourself to any person, as a representative, employee, or agent of ours, or purport to speak to any person on our behalf; or (v) provide, in your loan request or in communications on the Site related to your loan request, information upon which a discriminatory lending decision may be made, such as your race, color, religion, national origin, sex, or age. You acknowledge and agree that we may rely without independent verification on the accuracy, authenticity, and completeness of all information you provide to us.
10. Verification. We reserve the right to verify the accuracy of all information you provide and to terminate this Agreement and remove your loan request in case of any inaccuracy or omission in your loan request or your application, or any other violation of this Agreement. We reserve the right to verify any information you submit through the production of appropriate documentation, and also reserve the right to conduct such verification through a third party. You hereby authorize us to request and obtain data from a third party to verify any information you provide us in connection with your registration as a borrower member on the Site.
11. NO GUARANTEE. WE DO NOT WARRANT OR GUARANTEE (1) THAT YOUR REQUEST WILL BE FUNDED, OR (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A REQUEST.
12. Restrictions on Use of Proceeds; Bank Account. You are not authorized or permitted to use the Site to obtain, or attempt to obtain, a loan for someone other than yourself. You are not authorized or permitted to use the Site to obtain, or attempt to obtain, a loan to fund any illegal activity. You must be the owner of the deposit account you designate for electronic transfers of funds and have authority to direct that loan payments be made to us from such account. Your designated account will be the account into which loan proceeds will be deposited and from which loan payments will be made.
13. Termination of Registration. We may terminate this Agreement and your status as a borrower member at any time if you committed fraud or made a misrepresentation in connection with your registration on the Site or any application or request for a loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement. In such event, we will have all remedies authorized or permitted by this Agreement and applicable law. We may, in our sole discretion, with or without cause and with or without notice, restrict your access to the Site.
14. DISCLAIMERS AND LIMITATION ON LIABILITY. THIS AGREEMENT IS FULLY SUBJECT TO ALL DISCLAIMERS AND LIMITATIONS ON LIABILITY SET FORTH IN THE TERMS OF USE.
15. Entire Agreement. This Agreement represents the entire agreement between you and us regarding the subject matter of the Agreement and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us with respect to your registration as a borrower member and your loan request.
16. Consent to Electronic Transactions and Disclosures. THIS AGREEMENT IS FULLY SUBJECT TO YOUR CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES, WHICH CONSENT IS SET FORTH IN THE TERMS OF USE.
17. Notices. You agree that we can send you any and all notices and other communications related to this Agreement, any loan requests you post or your status as a borrower member by sending an email to your registered email address or posting the notice or communication on the Site, and notice or communication shall be deemed to have been duly given and effective when we send it or post it on the Site. You acknowledge that you have sole access to the registered email account and your area on the Site and that communications from us may contain sensitive, confidential, and collections-related communications. If your registered email address changes, you must notify us immediately of the change by sending an email to support@Lendingclub.com or calling 866-754-4094. You also agree to update promptly your registered residence address and telephone number on the Site if they change.
18. Miscellaneous. The parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights or obligations under this Agreement to another person without our prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void. This Agreement shall be governed by the laws of the State of Delaware without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time after the date of this Agreement, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.
19. Arbitration.
EITHER YOU OR LENDINGCLUB MAY, IN YOUR OR ITS SOLE ELECTION, REQUIRE THAT THE SOLE AND EXCLUSIVE FORUM AND REMEDY FOR ANY AND ALL PAST, PRESENT OR FUTURE DISPUTES AND

CLAIMS RELATING IN ANY WAY TO OR ARISING OUT OF THIS AGREEMENT, ANY LOANS YOU MAY REQUEST OR RECEIVE, AND/OR THE SERVICING OF YOUR LOAN, IF FUNDED (EACH, A “DISPUTE”), INCLUDING CLAIMS BY OR AGAINST (I) YOU AND/OR ANY PERSON CLAIMING THROUGH YOU AND (II) LENDINGCLUB AND/OR ANY PERSON CLAIMING THROUGH LENDINGCLUB, BE FINAL AND BINDING ARBITRATION, except that, to the extent that you have in any manner infringed upon or violated or threatened to infringe upon or violate our patent, copyright, trademark or trade secret rights, we may seek injunctive or other appropriate relief.
You may opt out of this arbitration agreement by writing to LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department, within 30 days of the execution of this Agreement.
Arbitration under this Agreement shall be conducted by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules and, in the case of consumer disputes, the AAA’s Supplementary Procedures for Consumer Related Disputes (the “AAA Consumer Rules”) (collectively the “AAA Rules”). The location of the arbitration and the allocation of costs and fees for such arbitration shall be determined in accordance with such AAA Rules and shall be subject to the limitations provided for in the AAA Consumer Rules (for consumer disputes). If such costs are determined to be excessive in a consumer dispute, we will be responsible for paying all arbitration fees and arbitrator compensation in excess of what is deemed reasonable. The arbitrator’s award shall be binding and may be entered as a judgment in any court of competent jurisdiction.
To the fullest extent permitted by applicable law, NO ARBITRATION OR CLAIM UNDER THIS AGREEMENT SHALL BE JOINED TO ANY OTHER ARBITRATION OR CLAIM, INCLUDING ANY ARBITRATION OR CLAIM INVOLVING WBK OR ANY CURRENT OR FORMER MEMBER OF LENDINGCLUB, AND NO CLASS ARBITRATION PROCEEDINGS SHALL BE PERMITTED.
This arbitration agreement is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the Federal Arbitration Act (the “FAA”). The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in the paragraph above prohibiting the consolidation of claims. The AAA Rules, which you may obtain from that organization, shall govern the arbitration unless they conflict with this arbitration agreement, in which case this arbitration agreement will control. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court, nor to state or local laws that relate to arbitration proceedings.

This arbitration agreement shall survive (i) suspension, termination, revocation, closure, or changes of this Agreement and your relationship with LendingClub or WBK; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any loan or promissory note(s) which you hold or owe, or any amounts owed on such loans or notes, to any other person or entity. This arbitration agreement is to be given the broadest possible reading that is enforceable. If any portion of this arbitration agreement is deemed invalid or unenforceable, the remaining portions of this arbitration agreement shall nevertheless remain valid and in force, except that in no event shall any such invalidation be deemed to authorize an arbitrator to determine claims or make awards beyond the scope of authority as limited in this arbitration agreement.